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                     [Letterhead of Elco Industries, Inc.]

                                                              September 19, 1995

To Our Stockholders:

     I am pleased to inform you that on September 12, 1995, Elco Industries, Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement") with Textron Inc. and E.I. Textron Inc. (the "Offeror"), a wholly owned subsidiary of Textron Inc., pursuant to which the Offeror has commenced a cash tender offer to purchase all of the outstanding shares of Elco Industries, Inc. Common Stock for $36.00 per share. Under the Agreement, the Offer will be followed by a Merger in which any remaining shares of Elco Common Stock will be converted into the right to receive $36.00 per share in cash, without interest.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT ELCO'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of The Chicago Dearborn Company, Elco's financial advisor, that the consideration to be received by the holders of Elco Common Stock in the Offer and the Merger is fair to such holders from a financial point of view.

     In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated September 19, 1995, of the Offeror, together with related materials, including a Letter of Transmittal, to be used for tendering your shares of Common Stock. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed material carefully.

                                            Sincerely,

                                            /s/ JOHN C. LUTZ
                                            John C. Lutz
                                            President and Chief Executive
                                            Officer